Exhibit 99.1

July 16, 2020 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2020

NORTH LIBERTY, IOWA - July 16, 2020 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2020.

Three months ended June 30, 2020:
•Net Income of $19.2 million, and Basic Earnings per Share of $0.24,
•Operating Revenue of $160.9 million, an increase of 13.2% over 2019,
•Operating Income of $25.0 million,
•Operating Ratio of 84.5% and 83.0% Non-GAAP Adjusted Operating Ratio(1),
•Cash Balance of $82.5 million and Total Assets of $930.5 million,
•Stockholders' Equity of $702.6 million,
•Debt-Free Balance Sheet.

Six months ended June 30, 2020:
•Net Income of $32.4 million, and Basic Earnings per Share of $0.40,
•Operating Revenue of $327.2 million, an increase of 16.2% over 2019,
•Operating Income of $42.3 million,
•Operating Ratio of 87.1% and 85.6% Non-GAAP Adjusted Operating Ratio(1).

Heartland Express Chief Executive Officer Mike Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Our operating results for the three and six months ended June 30, 2020 showed strength in terms of profit and overall operating efficiency during these volatile and challenging times. We continue to be most proud of our drivers and our team of employees that support them and our loyal customers each day.”

Mr. Gerdin continued, “From a financial perspective, we were able to capitalize on our fifth consecutive quarter of growth in revenue before fuel surcharges and strong cost controls to deliver an operating ratio of 84.5% and a non-GAAP adjusted operating ratio(1) of 83.0% despite lower gains on sale of revenue equipment, and ongoing progress needed to apply our cost structure to the Millis Transfer business. From a market perspective, the quarter started off with weak freight demand in April and then strengthened each month during the quarter. This trend has continued through the first two weeks of July. We continue to be very pleased with the Millis Transfer acquisition, as revenue retention has been favorable, and we still have significant additional operating efficiencies to pursue.”

“As always, we remain primarily focused on generating and allocating cash from operations. Net cash flows from operations for the first six months of 2020 were $83.8 million, for a 25.6% operating cash flow margin. We applied this cash to invest $63.9 million in our fleet and terminal network, return $15.5 million to our stockholders through dividends and stock repurchases, and increase our cash balance by $5.8 million since the end of 2019. We have once again proven that Heartland Express can generate and preserve cash from operations and make disciplined operating decisions to navigate the ups and downs that are inherent in our industry. We believe Heartland Express is well positioned to navigate a volatile freight market, changing customer needs and relationships, and an uncertain economic landscape in the months ahead. We thank the truck drivers of America for keeping the flow of critical goods and the economy moving during these challenging times."

Financial Results

Heartland Express ended the second quarter of 2020 with operating revenues of $160.9 million, compared to $142.1 million in the second quarter of 2019, an increase of $18.8 million, or 13.2%. Operating revenues for the quarter included fuel surcharge revenues of $14.0 million, compared to $18.1 million in the same period of 2019, a $4.1 million decrease. Operating revenues increased 18.4%, excluding the impact of fuel surcharge revenues(1), and increased sequentially during the last five quarters. Net income was $19.2 million, compared to $22.4 million in the second quarter of 2019, a decrease of $3.2 million, primarily attributable to a very weak April freight environment and $3.2 million less gains on sale, tax effected. Basic earnings per share were $0.24 during the quarter. Operating income for the three month period ended June 30, 2020 decreased $4.0 million primarily due to lower gains on sale of revenue equipment. The Company posted an operating ratio of 84.5%, non-GAAP adjusted operating ratio(1) of 83.0%, and a 11.9% net margin (net income as a percentage of operating revenues) in the second quarter of 2020 compared to 79.6%, 76.6%, and 15.7%, respectively, in the second quarter of 2019.

For the six-month period ended June 30, 2020, the Company recorded operating revenues of $327.2 million, compared to $281.7 million in the same period of 2019, an increase of $45.5 million, or 16.2%. Operating revenues for the quarter included fuel surcharge revenues of $33.4 million, compared to $35.1 million in the same period of 2019, a $1.7 million decrease. Operating revenues increased 19.1%, excluding the impact of fuel surcharge revenues(1). Net income was $32.4 million, compared to $39.7 million in the same period of 2019, a decrease of $7.3 million (18.3%), driven primarily by $6.3 million less gains on sale of revenue equipment, tax effected, in 2020. Basic earnings per share were $0.40 during the quarter, compared to $0.48 basic earnings per share in the same period of 2019. The Company posted an operating ratio of 87.1%, non-GAAP adjusted operating ratio(1) of 85.6%, and a 9.9% net margin (net income as a percentage of operating revenues) for the six months ended June 30, 2020 compared to 82.3%, 79.8%, and 14.1%, respectively, in the same period of 2019.

Balance Sheet, Liquidity, and Capital Expenditures

At June 30, 2020, the Company had $82.5 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $88.5 million in available borrowing capacity on the line of credit at June 30, 2020 after consideration of $11.5 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $930.5 million and stockholders' equity of $702.6 million.

Net cash flows from operations for the first six months of 2020 were $83.8 million, 25.6% of operating revenue. The primary uses of net cash generated from operations during the six-month period ended June 30, 2020 was $38.2 million for net revenue equipment transactions, $25.7 million for terminal projects, $12.3 million for the repurchase of our common stock, and $3.3 million for dividends.

The average age of the Company's tractor fleet was 2.1 years as of June 30, 2020 compared to 1.5 years at June 30, 2019. The average age of the Company's trailer fleet was 3.7 years at June 30, 2020 compared to 3.2 years at June 30, 2019. The Company currently anticipates a total of approximately $60 to $70 million in net capital expenditures for the remainder of calendar year 2020. We expect to record gains on sale of revenue equipment of approximately $8 to $9 million in the remainder of 2020, with all tractor dispositions already contracted with the manufacturers and their affiliates.

The Company ended the past twelve months with a return on total assets of 7.1% and a 9.6% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during the first and second quarters of 2020. The Company has now paid cumulative cash dividends of $487.1 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past sixty-eight consecutive quarters since 2003. During the three months ended March 31, 2020, the Company purchased 710,376 shares of our common stock for $12.3 million, and did not purchase any shares during the three months ended June 30, 2020 or the six months ended June 30, 2019. Our outstanding shares at June 30, 2020 were 81.4 million. A total of 6.8 million shares of common stock have been repurchased for $126.1 million over the past five years.

Other Information

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, our ability to react to changing market conditions, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and updated in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
OPERATING REVENUE	$160,873	$142,144	$327,191	$281,681

OPERATING EXPENSES:
Salaries, wages, and benefits	$68,147	$53,432	$138,401	$107,228
Rent and purchased transportation	1,028	1,868	2,636	4,280
Fuel	18,287	23,339	44,228	46,519
Operations and maintenance	7,597	5,626	14,398	11,471
Operating taxes and licenses	3,724	3,500	7,566	7,391
Insurance and claims	5,852	3,985	11,206	8,774
Communications and utilities	1,272	1,104	2,692	2,327
Depreciation and amortization	27,168	22,615	53,803	44,842
Other operating expenses	6,056	5,187	12,965	10,358
Gain on disposal of property and equipment	(3,247)	(7,542)	(3,018)	(11,383)

	135,884	113,114	284,877	231,807

Operating income	24,989	29,030	42,314	49,874

Interest income	157	1,229	534	2,374

Income before income taxes	25,146	30,259	42,848	52,248

Federal and state income taxes	5,964	7,898	10,428	12,569

Net income	$19,182	$22,361	$32,420	$39,679

Earnings per share
Basic	$0.24	$0.27	$0.40	$0.48
Diluted	$0.24	$0.27	$0.40	$0.48

Weighted average shares outstanding
Basic	81,351	81,968	81,611	81,952
Diluted	81,415	82,027	81,680	81,991

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2020	2019
CURRENT ASSETS
Cash and cash equivalents	$82,457	$76,684
Trade receivables, net	64,133	56,753
Prepaid tires	7,893	9,107
Other current assets	15,162	8,947
Income tax receivable	—	323
Total current assets	169,645	151,814

PROPERTY AND EQUIPMENT	797,690	739,143
Less accumulated depreciation	254,198	212,856
	543,492	526,287
GOODWILL	168,295	168,295
OTHER INTANGIBLES, NET	25,940	27,136
DEFERRED INCOME TAXES, NET	5,298	6,006
OTHER ASSETS	17,829	19,393
	$930,499	$898,931
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$15,914	$11,060
Compensation and benefits	24,256	24,712
Insurance accruals	16,566	17,584
Income taxes payable	531	—
Other accruals	14,263	10,051
Total current liabilities	71,530	63,407
LONG-TERM LIABILITIES
Income taxes payable	5,669	5,956
Deferred income taxes, net	102,294	93,698
Insurance accruals less current portion	48,391	51,211
Total long-term liabilities	156,354	150,865
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2020 and 2019; outstanding 81,356 and 82,028 in 2020 and 2019, respectively	907	907
Additional paid-in capital	4,606	4,141
Retained earnings	855,830	826,666
Treasury stock, at cost; 9,333 and 8,661 in 2020 and 2019, respectively	(158,728)	(147,055)
	702,615	684,659
	$930,499	$898,931

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$160,873	$142,144	$327,191	$281,681
Less: Fuel surcharge revenue	13,981	18,095	33,445	35,111
Operating revenue, excluding fuel surcharge revenue	146,892	124,049	293,746	246,570

Operating expenses	135,884	113,114	284,877	231,807
Less: Fuel surcharge revenue	13,981	18,095	33,445	35,111
Adjusted operating expenses	121,903	95,019	251,432	196,696

Operating income	$24,989	$29,030	$42,314	$49,874
Operating ratio	84.5%	79.6%	87.1%	82.3%
Adjusted operating ratio	83.0%	76.6%	85.6%	79.8%

(a) Operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.